Exhibit 99-B.4.64

                    Aetna Life Insurance and Annuity Company

                                   ENDORSEMENT

The Contract, and the Certificate if applicable, are endorsed as follows.

Subject to the provisions below, loans are available under the Contract.

During the Accumulation Phase, loans are available (1) as permitted under applicable law, and (2) subject to the terms and conditions of the loan agreement.

The Loan Account
For each loan, an amount equal to the loan amount is transferred from the Investment Options in which the Individual Account is invested and is credited to the loan account. The loan account is then credited with interest at a rate which is not less than the loan interest rate (which is the rate we charge on a loan as defined below), less [2.5%], on an annual basis.

Loan Effective Date
The loan effective date is the date we receive a loan request in Good Order at our Home Office. For loan requests received in Good Order on the 29th, 30th, or 31st day of the month, however, the loan effective date is the first business day of the following month.

Amount Available For Loan
The amount available for loan is limited to the Individual Account value attributable to employee contributions, plus any additional amounts allowed by the Plan as determined by the Contract Holder (the vested Individual Account value).

For plans subject to ERISA, the minimum loan amount is $1,000; for plans not subject to ERISA, the minimum loan amount is defined in the loan agreement.

The maximum loan amount is the lesser of:

           (1) Fifty percent of the vested Individual Account value, including the amount, if any, in the loan account, reduced by the amount of any outstanding loan balance on the date we receive a loan agreement in Good Order at Our Home Office; or

           (2) Fifty thousand dollars reduced by the highest outstanding loan balance for the preceding 12 months.

The total amount of all outstanding loans cannot exceed $50,000.

Amounts available from some Investment Options may be subject to limitations specified in the loan agreement. To obtain the loan amount requested, these limitations may require transfer of funds among Investment Options. A market value adjustment may apply to amounts transferred from the Guaranteed Accumulation Account. The amount, if any, from the Fixed Plus Account may be subject to a default charge if the Participant defaults on the loan.

Loan Interest Rate
For plans subject to ERISA: We set a loan interest rate on the first calendar day of each month. The rate will be equal to the Monthly Average Corporates (which is Moody's Corporate Bond Yield Average-Monthly Average Corporates published by Moody's Investor Service or its successor, or a substantially similar average that may be allowed by law or regulation) for the calendar month beginning two months before the loan interest rate is effective. The initial rate for each loan is the rate for the calendar month in which the Loan Effective Date occurs. The initial interest rate is effective for not less than three months and not more than one year. For each subsequent period, the interest rate is adjusted if the new rate is at least 0.5% higher or lower than the current rate. We provide reasonable notification in writing of any change to the loan interest rate.

For plans not subject to ERISA: The loan interest rate will be not greater than 8% on an annual basis.

Loan repayment
A loan may be repaid as described in the loan agreement, or repaid in full at any time.

Partial Withdrawal(s) While A Loan Is Outstanding
While a loan is outstanding, the amount available for partial withdrawal is equal to the vested Individual Account value, including the loan account, minus 125% of the outstanding loan balance.

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Full Withdrawal While A Loan Is Outstanding
When a full withdrawal is requested while a loan is outstanding, one of the following occurs:

           (1) If the amount of the vested Individual Account value available for distribution is sufficient to repay (a) the outstanding loan balance, plus (b) any applicable Fixed Plus Account default charge, and (c) any applicable withdrawal charge due on the outstanding loan balance, that amount (the total of a, b, and c,), minus the loan account balance, is deducted from the vested Individual Account value and the loan is canceled. The outstanding loan balance, if not previously reported, will be reported to the Internal Revenue Service as a distribution.

           (2) If the amount of the vested Individual Account value available for distribution is not sufficient to repay (a) the outstanding loan balance, plus (b) any applicable Fixed Plus Account default charge, and (c) any applicable withdrawal charge due on the outstanding loan balance, the withdrawal cannot be made until the loan is repaid in full.


Electing An Annuity Option While A Loan Is Outstanding
Before all or any portion of the vested Individual Account value is used to purchase Annuity payments, the Participant may repay any outstanding loan balance, or the vested Individual Account value is adjusted to cancel the loan as described in "Full Withdrawal While a Loan Is Outstanding" above.

Death Of The Participant While A Loan Is Outstanding
If a death benefit claim is submitted for an Individual Account with an outstanding loan, the vested Individual Account value, including the amount of the loan account, is reduced by the amount of the outstanding loan balance before the death benefit amount is determined.

[Loan Default: If we do not receive a loan payment when it is due, the defaulted payment is treated as follows:

           (1) If the amount of the vested Individual Account value available for distribution is sufficient to repay (a) the defaulted payment, plus (b) any applicable Fixed Plus Account default charge, and (c) any withdrawal charge due on the defaulted payment, then that amount (the total of a, b, and c,) is deducted from the vested Individual Account value. The amount of the defaulted payment is reported to the Internal Revenue Service as a distribution.

           (2) If the amount of the vested Individual Account value available for distribution is not sufficient to repay (a) the defaulted payment, plus (b) any applicable Fixed Plus Account default charge, and (c) any withdrawal charge due on the defaulted payment, until such time that the amount due (the total of a, b and c) can be distributed, the loan account continues to earn interest, and interest is charged on the defaulted payment. The amount of the defaulted payment is reported to the Internal Revenue Service as a deemed distribution. At the time the amount due can be distributed, it is withdrawn from the vested Individual Account value.]

This endorsement is effective and made part of the Contract, and the Certificate if applicable, on the Effective Date of the Contract.


                          /s/  Thomas J. McInerney
                          ------------------------------------------
                          President
                          Aetna Life Insurance and Annuity Company

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[Loan Default:  If we do not receive a loan payment when due, the loan is treated as follows:

           (1) If the amount of the vested Individual Account value available for distribution is sufficient to repay (a) the outstanding loan balance, plus (b) any applicable Fixed Plus Account default charge, and (c) any withdrawal charge due on the outstanding loan balance, then that amount (the total of a, b, and c,) is deducted from the vested Individual Account value and the loan is canceled.


           (2) If the amount of the vested Individual Account value available for distribution is not sufficient to repay (a) the outstanding loan balance, plus (b) any applicable Fixed Plus Account default charge, and (c) any withdrawal charge due on the outstanding loan balance, until such time that the amount due (the total of a, b and c) can be distributed, the loan account continues to earn interest, and interest is charged on the outstanding loan balance. The amount of the outstanding loan balance is reported to the Internal Revenue Service as a deemed distribution. At the time the amount can be distributed, the amount due is withdrawn from the vested Individual Account value.]

E-MMLOAN-99